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                                                                EXHIBIT 10.76

May 22, 2000

Ms. Yon Yoon Jorden
1789 Fence Row Drive
Fairfield, CT  06430

Dear Yon:

I am pleased at the prospect of you joining our Senior Executive Team as Chief Financial Officer. We have exciting challenges before us and I am convinced that you will provide outstanding leadership to our Finance organization and Senior Executive Team. The purpose of this letter is to set forth our offer of employment at Informix Software, Inc. (Company). We propose that you begin employment with the Company in the capacity of Executive Vice President and Chief Financial Officer, reporting directly to me.

Your salary computed on an annual basis beginning on the date you become an employee of the Company, will be $500,000 per year and shall be paid in equal semi-monthly installments. You will also participate in the Executive Incentive Compensation Plan (EICP) in 2000 at a rate of 70%. Plan details will be provided under separate cover. The EICP payment, at the 70% level, will be guaranteed for the first twelve months. In addition, you will receive a sign-on bonus in the amount of $200,000, payable within ten (10) days of today, your employment date.

In addition to the above, the Compensation Committee of the Board of Directors has approved a non-qualified stock option under the Informix Corporation Employee Stock Option Plan to acquire 600,000 shares of the common stock of Informix Corporation. This option will be priced as of close of business today, May 22, 2000, assuming your execution of this offer letter today. You, of course, will be under no obligation to exercise any stock options that may be granted to you.

To facilitate your home purchase in the Bay Area, we will provide an interest free loan of $600,000 that will be forgiven 25% ratably on your employment anniversary. The entire loan will be forgiven should a Change-of-Control (COC) occur, as outlined in the COC agreement. The COC and severance elements of our offer are set forth in the enclosed Change-of-Control and Severance Agreement, which will be executed upon your acceptance of the offer. Briefly, the following elements will be included in the Change-of-Control and Severance Agreement:

-    Severance absent a COC, for other than cause, to be two (2) years base pay

- Severance with a COC ("single trigger") to be two (2) years on target earnings (base + annual incentive)

-    280G excise tax protection

- Stock option vesting acceleration @ 50% if COC within six (6) months of grant; @ 100% if after six (6) months of grant.

In addition to the relocation package outlined in the attached document, we will provide an appropriate housing allowance for up to one year following your date of hire.

This offer of employment is contingent upon the following:

- Your signing of the Company's Employee Agreement for Nondisclosure of Confidential Information.

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Page 2
Ms. Yon Yoon Jorden
May 22, 2000


-    Your acceptance of this offer by signing the letter below.

-    Your signing of a W-4 form

- On your first day of employment you must provide proof of your legal right to work in the United States and complete the Immigration Form I-9 as required by the U.S. Immigration and Naturalization Service. These include either a U.S. passport, a U.S. certificate of citizenship, a U.S. certificate of naturalization, an unexpired foreign passport with attached employment authorization, or an alien registration card with photograph, or a state driver's license, a state I.D. card, or a U.S. military card; AND a Social Security card or a U.S. birth certificate. If you do not have proof of identification on the first day of employment, you will be sent home to obtain the documents. You will not be placed on the payroll until the I-9 form is completed by a Company representative after examining your documents. IF FOR ANY REASON YOU ARE UNABLE TO PROVIDE PROOF OF YOUR IDENTITY AS WELL AS YOUR LEGAL RIGHT TO WORK IN THE UNITED STATES WITHIN THE FIRST THREE DAYS, THE COMPANY MAY TERMINATE YOUR EMPLOYMENT. From time to time after your first day of employment, you may be asked to provide proof of your identity as well as your legal right to work in the United States. Employment may be contingent upon approval of an Export License granted by the U.S. Department of Commerce, if required in the United States.

This offer of employment is "at will" which means that it is not for any specific period of time and your employment may be terminated with or without cause by yourself or the Company at any time and for any reason. As an employee of Informix, you also agree to comply with company policies, procedures and standards of conduct that may be established by the Company. This offer of employment contains all of the terms and conditions of your employment with the Company and supersedes any and all prior oral or written representations or agreements made by anyone employed by, or associated with, the Company. The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by the Vice President of Human Resources or me.

I am looking forward to your acceptance of this offer. Please acknowledge your acceptance by signing and dating this letter and returning it to us. As discussed, you will immediately commence and continue strategic planning discussions with your Finance team and the Senior Executive Team. Please complete and return all of the enclosed new hires forms to the Human Resources Staffing Department. Enclosed for your convenience in returning the offer letter and related material is a self-addressed envelope. Should you have any questions regarding this offer, please call me directly at 650-926-6162 or Wayne Page at 650-926-6818.

Sincerely,

INFORMIX SOFTWARE, INC.

Jean-Yves Dexmier
Chief Executive Officer

Enclosures

1.   Draft Change-of-Control and Severance Agreement
2.   Relocation Policy, including executive supplement

AGREED ON THE 22ND DAY OF MAY

SIGNED:  /s/ Yon Yoon Jorden
        ---------------------------------

                              INFORMIX CORPORATION

                    CHANGE OF CONTROL AND SEVERANCE AGREEMENT

         This Change of Control and Severance Agreement (the "Agreement") is made and entered into by and between Yon Yoon Jordan (the "Executive") and Informix Corporation (the "Company"), effective as of the last date set forth by the signatures of the parties below (the "Effective Date").

RECITALS

         A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control (as defined below). The Board of Directors of the Company (the "Board") recognizes that such consideration, and the possibility that the Executive's employment could be terminated by the Company for a reason other than for cause, can be distractions to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company or the termination by the Company of the Executive's employment for a reason other than for cause.

         B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment with the Company, or a wholly-owned subsidiary of the Company, as the case may be, and to motivate the Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

         C. The Board believes that it is imperative to provide the Executive with certain benefits upon a Change of Control or upon the termination by the Company of the Executive's employment for a reason other than cause, thereby encouraging the Executive to remain with the Company notwithstanding the possibility of a Change of Control or termination of employment for a reason other than for cause.

         The Company and the Executive hereby agree as follows:

         1. TERM OF AGREEMENT. This Agreement shall terminate upon the date that all obligations of the Company and the Executive with respect to this Agreement have been satisfied.

         2. AT-WILL EMPLOYMENT. The Company and the Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law, and may be terminated at any time by either party, with or without cause.

         3. CHANGE OF CONTROL. In the event a Change of Control occurs within six months following the effective date of options granted to the Executive to purchase the Company's common stock, and if the Executive is employed by the Company as of the date of the Change of Control, the Executive's stock options shall have their vesting accelerated as to two years' additional vesting. In the event that stock option vesting is accelerated pursuant to the preceding sentence, the remaining stock options, if any, shall continue to vest at a monthly rate equal to the total number of shares originally subject to the option divided by the number of months in the original vesting schedule. In the event a Change of Control occurs on or after six months following the effective date of options granted to the Executive to purchase the Company's common stock, and if the Executive is employed by the Company as of the date of the Change of Control, the Executive's Stock Options shall have their vesting accelerated in full so as to become 100% vested.

         For the purposes of this Agreement, "Change of Control" shall mean:

                  (a) the approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (b) any approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                  (c) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (d) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either: (a) are directors of the Company as of the Effective Date; or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (a), (b), or (c) above, or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.


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         4. GOLDEN PARACHUTE EXCISE TAXES. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by the Company or its affiliated companies to or for the benefit of the Executive, payable within the meaning of Section 280G of the Internal Revenue Code (the "Code") (whether paid or payable, distributed or distributable or accelerated or subject to acceleration pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
Section 4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") on an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains an amount of the Gross-Up Payment equal to the sum of: (a) the Excise Tax imposed upon the Payments; and
(b) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to have: (a) paid federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (b) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and (c) otherwise allowable deductions for federal income tax purposes at least equal to those which would be disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income. The payment of a Gross-Up Payment under this Section 4 shall in no event be conditioned upon the Executive's termination of employment or the receipt of severance benefits under this Agreement.

         5. SEVERANCE.

                  (a) If, within one year of a Change of Control, the Executive's employment is terminated either by the Executive for any reason or by the surviving entity for any reason other than for Cause (as defined below), the Executive shall receive severance in the amount of two years' base salary plus two years' on target earnings.

                  (b) If the Executive's employment by the Company is terminated by the Company for any reason other than for Cause, the Executive shall receive severance in the amount of two years' base salary.


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

                  (c) If the Executive's employment by the Company is terminated by the Company for Cause, or the Executive voluntarily resigns, the Executive shall not receive severance.

                  (d) For purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (i) Executive's conviction by, or entry of a plea of guilty or NOLO CONTENDRE in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction in which the conduct alleged to constitute the felony occurred; (ii) Executive's misappropriation of funds or property or commission of an act of fraud, whether prior or subsequent to the Effective Date; (iii) gross negligence or recklessness by the Executive in the scope of the Executive's services to the Company; (iv) a breach by the Executive of a material provision of this Agreement which is not cured within 30 days of notice; (v) a willful failure by the Executive substantially to perform his or her duties and responsibilities as an employee after notice of such failure; or (vi) a material breach by the Executive of the Company's policies or procedures.

         6. ATTORNEY FEES, COSTS AND EXPENSES. The Company promptly shall reimburse the Executive, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Executive in connection with any action brought by Executive to enforce his or her rights under this Agreement, regardless of the outcome of the action.

         7. SUCCESSORS.

                  (a) COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 5(a), or which becomes bound by the terms of this Agreement by operation of law.

                  (b) EXECUTIVE'S SUCCESSORS. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

         8. MISCELLANEOUS PROVISIONS.

                  (a) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any


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


condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the Company and the Executive with respect to the subject matter of this Agreement and this Agreement supersedes all prior agreements, arrangements and understandings regarding the subject matter of this Agreement. If stock option vesting acceleration is triggered pursuant to this Agreement, the Executive agrees that he or she shall not be entitled to any additional stock option vesting pursuant to a prior agreement, arrangement or understanding.

                  (c) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

                  (d) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                  (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                                 INFORMIX CORPORATION

                                        ____________________________________

                                        Dated:  Effective June __, 2000

EXECUTIVE                               ____________________________________

                                        Dated:  Effective June __, 2000

                           INFORMIX RELOCATION POLICY

PURPOSE:

To provide for the reimbursement of relocation expenses for internal domestic transfers.

SCOPE:

All Exempt employees and their dependents.

POLICY:

A. Relocation assistance will be provided for Exempt transfers with the understanding that reasonable living standards and good judgment will be exercised.

B. Financial assistance for expenses of dependents under this policy shall be limited to members of the employee's household who live with the employee at the time of transfer and will relocate to the employee's new residence.

C. Relocation assistance will be provided for only those new transfers where the distance between their new work place and former residence is at least 50 miles greater than distance from former work place to former residence.

D. Spousal career assistance will be provided by Informix's Staffing department.

E. Except for the one-time cash allowance (see A.6. below), reimbursements under this policy, resulting in taxable income to the employee, will be "grossed-up."

PROCEDURE:

A. Travel and Living Expenses: Reasonable and necessary expenses of travel and living for the employee and his/her dependents will be reimbursed for the following:

         1. Travel of the employee from his/her former residence to the new location in order to commence employment. Includes travel, meals (refer to standard company practice), and lodging en route for one-way trip.

         2. Temporary living of the employee who relocates in advance of his/her family's relocation. Includes meals (refer to standard company practice), lodging, and one car rental for a maximum of four weeks.


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


         3. Residence search trip for the employee's spouse includes round-trip travel, car rental, meals, lodging, babysitter's fees for one trip. Residence search trip is limited to a maximum of seven days.

         4. Travel of employee's dependents to the new location. Includes travel, meals, and lodging en route.

         5. Temporary living quarters for employee and his/her family, who, due to circumstances beyond the employee's control, require emergency accommodations at the new location because
                  a) the new residence is not ready for occupancy; or b) the furniture has not arrived as yet. Includes meals, lodging and one car rental for a maximum of three (3) weeks.

         6. As part of the employee's relocation package, the employee will receive the equivalent of one month's base salary (up to a maximum of $6,250), within the first thirty days of employment. This payment is taxable income.

7.       General:

         a) Travel expense is limited to coach air fare, train fare not to exceed coach fare, or automobile mileage for one automobile at a rate of 31 cents per mile, with point-to-point mileage in accordance with recognized standard mileage charts.

         b) Travel expense of driving is limited to the number of full driving days required to make the trip based on driving 600 miles per day.
              Example: If an employee is driving from Tucson, Arizona to San Francisco, CA the company will pay for meals and lodging for a total of two (2) days, since the Rand-McNally Road Atlas shows that the mileage between Tucson and San Francisco is 1,100 miles.

         c) In no case shall there be more than one car rental at the same time for the employee and/or his/her dependents.

         d) Any exception beyond the limits outlined in this policy will be granted only by prior approval from the Dept. Vice President and Human Resources.

A.   MOVING ASSISTANCE:

Informix Software, Inc. Finance Department, in conjunction with the Human Resources Department, will select, authorize and pay the moving company directly for the expense of moving the employee's normal household goods and personal effects from his/her former residence to his/her new residence, including the following:



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

1. SHIPMENT: Includes shipment of normal household goods and personal effects from the former residence to the new residence. Does not include shipping of livestock, boats, trailers, trees, shrubs, firewood, construction material or other property requiring special handling. Does not include exclusive use of van, mover's overtime or waiting time, extra labor charges or additional pickup and delivery stops. If employee arranges for shipment of goods and pays for it on their own, Informix will pay back only receipted expenses with HR approval.

2. PACKING AND UNPACKING: Includes packing of normal household goods and personal effects from the former residence to the new residence. Does not include disassembly, assembly, handling or placement of objects, equipment or permanently fixed installations; such as, outdoor fireplaces, swing sets, TV antenna, etc. which require extra labor charges.

3. DISCONNECTING AND CONNECTING APPLIANCES: Limited to services arranged for or performed by the moving company. At the new residence, assistance is provided only for connection to existing outlets already in the house. Up to $100 maximum total for disconnection of appliances at the old residence and reconnection of the same appliances at the new residence (TV antenna not covered).

4. REIMBURSEMENT OF COSTS ASSOCIATED WITH SALE AND PURCHASE OF HOME: Up to a maximum of $5,000 flat fee to offset closing costs, payable at the time the current residence is sold.

5. REIMBURSEMENT OF COSTS ASSOCIATED WITH LEASE BREAKING (RENTERS): Up to one month rent to compensate employees for lease cancellation penalties--payable upon receipts of documentation of penalties. This amount is taxable.

6. STORAGE: Includes in-transit storage of household goods and personal effects shipped from the former residence for a maximum of 60 days.

7. SHIPMENT OF PETS: Includes shipment of normal household pets such as cat or dog. Such animals should be taken as baggage with the family traveling commercially, if possible. Board is limited to the number of days of family temporarily living at the new location. The Company assumes no liability for pets.

8. INSURANCE: Includes mover's coverage of $2 per pound for damage to common household goods and personal effects. Does not cover such items as valuable antiques, cash, documents, plants and perishables.

9. AUTOMOBILES: Includes shipment of one (1) automobile if relocation is 1,500 miles or less; for distance over 1,500 miles up to two (2) automobiles may be


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


         shipped provided commercial travel accommodations are used by the employee and his/her dependents in traveling to the new location. Reasonable judgment should be used in considering the value of the automobile versus its shipping costs.

10. LIMITATIONS: Expenses which are not authorized by Informix Software, Inc. will not be reimbursed and are the financial responsibility of the employee, including the following:

         a) Any handling, shipping, insuring or other services performed by the mover requiring additional labor or other charges.

         b) The cost of services performed by the employee, his/her dependents, relatives or thers not authorized by the Company.

         c) Gratuities to moving company employees.

A.       EXPENSE REPORT INSTRUCTIONS:

1. The employee must file a separate expense report for each of the following items:

         a) Employee and dependent transportation from former residence to new location.

         b) Each week or partial week of temporary living.

         c) Spouse's search for residence.

1. All expense reports must be signed by the employee and approved by his/her manager.

2. The Accounting Department will be responsible for maintaining all records of amounts paid, and for determining the tax status of each payment in accordance with current tax regulations.

3. No expenses may be billed directly to Informix Software, Inc. other than for moving company, air travel tickets and car rental which expenses have been preapproved.

4. All expense reports must be accompanied by receipts in accordance with regular company expense accounting practices. Receipts must be submitted for such items at hotel bills, air tickets, car rentals, babysitter fees, etc.



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

                             INFORMIX SOFTWARE, INC.
                             REIMBURSEMENT AGREEMENT

Please sign and send this Agreement directly to Trish Logsdon in Payroll (Lenexa, Kansas).

Relocation Reimbursement Agreement between Informix Software, Inc. and
________________.

To facilitate your relocation, Informix Software, Inc. will reimburse you for all reasonable and approved expenses for the items listed in the attached policy up to and not exceeding a total of US $_____________. All expense items must be accompanied by receipts.

The employee agrees to repay Informix Software, Inc. 100% of the original sum reimbursed if he/she resigns or is terminated for cause within one year of your hire date.

At Informix's discretion, part or all of the monies to be repaid can be withheld from any outstanding monies due the terminating employee.

Agreed _____________________________                 Date _________________



For Informix _________________________               Date _________________





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


YON JORDEN - CHIEF FINANCIAL OFFICER RELOCATION SUPPLEMENT

This outline supplements the standard Informix relocation policy and adapts it to the relocation to the Bay Area of Yon Jorden - Chief Financial Officer. It is the intent of this supplement to cover reasonable relocation expenses to the Bay Area to facilitate a "zero out-of-pocket" relocation. In addition to the features outlined in that policy, Informix agrees to include the following:

     - Availability of the relocation services of US RELOCATION SERVICES, including:

         -    Relocation management and consultation

         -    Guaranteed home sale assistance based on market appraisals

     - Temporary living expenses (corporate housing) shall be paid until the sale of your Connecticut home or until you find a suitable apartment or rental home.

     - We will pay for the storage of your personal household items for up to one year.

     - A monthly rental allowance of up to $4,000 will be provided for a maximum of one year.

     - Four (4) residence search trips shall be authorized for you and your son rather than the one (1) search trip.

     - Insurance shall be provided for full replacement cost of household goods rather than limited to $2 per pound.

     - We will cover the normal closing costs for the sale of your current home including real estate commission, attorney fees, survey, recording fees, and revenue stamps.

     - We will cover the normal closing costs for the purchase of a home in the Bay Area including, up to two (2) "points" mortgage buy down.

     - We will "gross-up" all reimbursed moving expenses to assure a "no tax impact" relocation (does not apply to disturbance allowance).

     - We will reimburse for the professional services of a qualified CPA to assist with your tax filings for the year of the relocation. Should the Board not adopt financial planning services for the Senior Executive Team, you will receive an allowance, up to $10,000 for financial planning or estate planning services for the year following your relocation.

     - We will provide reimbursement of additional van line expenses should you elect to rent temporary housing and move to a permanent home within one year.

     - We will reimburse for the required special handling required for your wine collection.

Details regarding these enhancements or the basic Informix Relocation Policy should be discussed directly with Wayne Page, Vice President - Human Resources.




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